Exhibit 10.45
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisk denote omissions.
SUPPLY AGREEMENT
     THIS SUPPLY AGREEMENT (this “Agreement”) is dated as of April 10, 2009 (“Effective Date”), and is by and between Laboratorios PiSA S.A. de C.V., a corporation organized under the laws of Mexico having offices at Calle 7 No. 1308 Zona Industrial, C.P. 44940 Guadalajara, Jal., Mexico (“PiSA”) and NxStage Medical, Inc., a Delaware corporation, having office at 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843, USA (“NxStage”).
BACKGROUND
     WHEREAS, NxStage and PiSA entered into that certain Supply Agreement dated as of March 27, 2006 (“Original Agreement”) pursuant to which NxStage agreed to purchase from PiSA, and PiSA agreed to supply NxStage with, the Products (as defined below); and
     WHEREAS, NxStage and PiSA desire to enter into a new Agreement to incorporate additional concentrate Products and to reflect further agreements of the parties.
     The Original Agreement shall terminate upon the Effective Date of this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements provided herein, the parties hereto, intending to be legally bound hereby, agree as follows:
1. Definitions. When used in this Agreement, capitalized terms, including their plural form, shall have the following meanings:
     1.1 “Agreement” means this Agreement and all appendixes, exhibits and schedules hereto, and all modifications, amendments and supplements hereof.
     1.2 “Contract Year” means each calendar year period during the Term of this Agreement, commencing on January 1, 2009. The parties agree that the first Contract Year hereunder shall be the period beginning on the effective date and ending December 31, 2009.
     1.3 “FDA” means the United States Food and Drug Administration, or any successor thereto.
     1.4 “GMP” or “Good Manufacturing Practice” means those current Good Manufacturing Practices as reflected in the pharmaceutical and medical device industry standards for the FDA in the United States, inclusive of the Quality Systems Regulation (QSR), 21 CFR part 820, and similar guidelines of any other recognized national regulatory body applicable to the Territory, as amended from time to time during the Term of this Agreement.
     1.5 “NxStage Trademarks” means, collectively, the trademarks, the service marks and related intellectual property rights, which NxStage owns or has the right to use, as appropriate, in connection with the Product, all as more fully set forth on Appendix C attached hereto.

     1.6 “Product” means, individually and collectively, the Products listed on Appendix A hereto, as further described in the Technical Agreement. The Parties may agree to add new products to “Appendix A” by mutual written agreement.
     1.7 “Purchase Order” means a purchase order submitted by NxStage in accordance with Section 2.2.
     1.8 “Shipping Date” means the date on which the Products are confirmed to NxStage to have shipped from PiSA’s manufacturing facilities as defined in 3.7 pursuant to a Purchase Order.
     1.9 “Specifications” means the Product specifications together with GMP and manufacturing protocols, shipping and packaging requirements included as part of the Technical Agreement.
     1.10 “Technical Agreement” means the Technical Agreement between NxStage and PiSA, dated October 11, 2005, a copy of which is attached as Appendix B hereto, which includes the Specifications and is hereby made a part of this Agreement, and any modifications, amendments and supplements thereto.
     1.12 “Term” The term of this Agreement shall include the Initial Term and any extension and/or renewals thereof. For purposes hereof, the Initial Term shall mean the period commencing on the Effective Date and continuing through December 31, 2011. Renewal Term shall mean any extension to this Agreement mutually agreed to by the parties hereto, or pursuant to Section 4.1(d). The first Renewal Term, if any, shall commence on January 01, 2012.
     1.13 “Territory” means all territories worldwide.
     1.14 “Unit Shortfall”. shall mean, during any Contract Year, the Minimum Purchase Commitment for each of Lactate-Based Premixed Dialysate, Bicarbonate-Based Premixed Dialysate, and Concentrate Products (each, as defined on Appendix A) for such Contract Year as specified in Section 2.3 hereof, less the quantity of each of such Products actually purchased by NxStage during such Contract Year.
2. Manufacture and Supply of Product.
     2.1 General. During the Term of this Agreement (including any extension or renewal thereof), PiSA shall manufacture and supply to NxStage and NxStage shall purchase from PiSA on a non-exclusive basis the Products for sale in the Territory under NxStage ’s trademark, own name, and account. All Products shall be manufactured and supplied to NxStage in accordance with the Specifications.
     2.2 Purchase Orders; Forecasts. From time to time, NxStage shall submit binding Purchase Orders for Products not less than [**] days prior to the first requested Shipping Date for such Products. The Purchase Orders shall be made by NxStage in writing and sent via fax, email, personal delivery or courier to PiSA. PiSA shall confirm receipt in a term of [**] working days following receipt of the same. NxStage shall also provide to PiSA on a monthly basis a rolling forecast of its expected Product purchase requirements from PiSA for the succeeding [**] month period, the first [**] months of which shall be binding with firm Purchase Orders. Each Purchase Order shall specify the Product name, Product number and quantities of each of the Products to be purchased, the desired Shipping Dates and shipping instructions.
PiSA shall accept all Purchase Orders that are in line with the Minimum Purchase Commitment (as defined below) assuming the annual Minimum Purchase Commitment is spread equally on a monthly basis) and shall manufacture and supply the Products corresponding to the quantities and Shipping Dates set forth in such Purchase Orders. PiSA shall use commercially reasonable efforts to accept and satisfy all orders that exceed NxStage’s Minimum Purchase Commitment as well as rolling forecasts and shall notify NxStage within [**] working days of receipt of any Purchase Order if PiSA is not able to satisfy such Purchase Order. Unless NxStage receives written notice from PiSA within such [**] working day period, PiSA shall be deemed to have accepted such Purchase Order placed by NxStage.
     2.3 Minimum Purchase Commitment. During each Contract Year hereunder, NxStage hereby agrees to purchase from PiSA and PiSA hereby agrees to sell to NxStage a quantity of Products constituting no less than the annual minimum number of units of Products as provided in Appendix A of this Agreement (“Minimum Purchase Commitment”). If it becomes evident, during any given Contract Year, that NxStage will not achieve the Minimum Purchase Commitment, NxStage shall promptly notify PiSA in writing and both parties shall meet in person or by phone to discuss in good faith acceptable solutions to the shortfall. Any acceptable solution shall be agreed to in writing.
If the parties fail to reach a mutually acceptable solution following such good faith discussions, NxStage shall pay to PiSA an amount equal to [**] percent ([**]%) of the Unit Shortfall for the applicable Contract Year’s Minimum Purchase Commitment multiplied by the Product Purchase Price (as defined below) in force for that Contract Year.
     2.4 Allocation of Supply. In the event PiSA is not able to supply all of NxStage’s needs for the Product, for causes of Force Majeure as established in section 14, PiSA shall allocate its available supply and production capacity equitably among NxStage and other PiSA customers in proportion to NxStage’s and such customers’ reasonably forecasted needs as provided to PiSA prior to the occurrence of the supply shortfall.
     2.5 Failure to Supply. If, for reasons which are not due to Force Majeure as established in Section 14, PiSA is unable to fulfill by the Shipping Date at least [**] percent ([**]%) of the amount of Products ordered under any accepted Purchase Order (“Failure to Supply”) over [**] successive calendar months, without limiting any other rights NxStage may have, NxStage shall have the right to reduce the Minimum Purchase Commitments for that Contract Year (whereby, the Minimum Purchase Commitment applicable for that Contract Year shall be reduced by 1/12th for each month following such a Failure to Supply) until such time as PiSA has demonstrated an ability to supply at least [**] percent ([**]%) of NxStage Purchase Order quantities for [**] successive calendar months, during which period the pricing set forth in Appendix A shall remain in force. If, after any reinstatement of Minimum Purchase Commitments, there is another Failure to Supply for [**] calendar months (which need not be successive), the Minimum Purchase Commitments shall be suspended for the remaining Term of this Agreement, during which period the pricing set forth in Appendix A shall remain in force. In any case, if PISA ’s inability to supply is due to Force Majeure event Section 14 shall apply.
     2.6 Cancellations. In the event NxStage cancels all or any part of any accepted Purchase Order, NxStage shall pay PiSA (a) [**] for the cancelled Purchase Order or for the number of Products partially cancelled for which the requested Shipping Date is within [**] days or less of the date of NxStage’s written notice of cancellation, and (b) the average direct product cost (assumed for purposes of this Agreement to be [**]% of the Purchase Prices outlined in Appendix A) for the number of Products cancelled for which the requested Shipping Date is within [**] to [**] days of the date of NxStage’s notice of cancellation. NxStage shall have no penalty associated with the cancellation of any accepted Purchase Order for Products with a requested Shipping Date more than [**] days after the date of NxStage’s notice of cancellation. Nothing in this Section 2.6 shall affect NxStage’s Minimum Purchase Commitment specified in Section 2.3 hereof. For purposes of this Section the calculation of the days herein established shall begin from the moment PiSA has received the written notice from NxStage.
3. Product Specifications; Manufacturing Processes; Etc.
     3.1 NxStage Initiated Modifications. If at any time during the Term of this Agreement, NxStage desires to modify the Specifications, NxStage shall have the right to modify or change the Specifications, subject to PiSA’s written approval, which approval shall not be unreasonably withheld or delayed. Upon receipt by PiSA of notice requesting a Specification change, PiSA shall have the right (a) to adjust the Purchase Price of the Product to reflect any actual and necessarily incurred changes in the cost of raw materials, direct labor, equipment and overhead that will result from such modification or change (provided that PiSA has reasonable documentation of the basis for any price increases and such price change is agreed to by NxStage, and (b) to the extent necessary, extend the Shipping Dates for the Products affected by the change in Specifications, as agreed by the parties and (c) to require NxStage to purchase (i) at its current Purchase Price all Products affected by a change in Specifications in PiSA’s finished goods inventory which were manufactured pursuant to accepted Purchase Orders, and (ii) at the book value reflected on PiSA’s books, any and all molds and materials produced or acquired by PiSA in order to manufacture Products affected by the change in Specifications hereunder which cannot be used in the manufacture of any other Product hereunder, unless PiSA, at its sole and good faith discretion, determines that such molds and materials can be used to fulfill orders by other PiSA customers. For NxStage initiated changes which can be implemented with flexible timing, and hence do not have the potential to impact the continuous supply of the Product to NxStage, PiSA shall be allowed up to [**] days to implement such changes. For changes that require more urgent timing or could potentially interrupt supply of the Product to NxStage, PiSA will work with NxStage and exert best commercial efforts to effect such change to avoid any interruption in supply, thus accomplishing such changes in a period of less than [**] days. If PiSA fails to accept any requested change to Specifications, NxStage shall have the right to terminate its Minimum Purchase Commitments upon [**] days prior notice to PiSA.
     3.2 PiSA Initiated Modifications. PiSA shall have the right to modify or change the manufacturing procedures or practices used to make the Product, which modification or change does not cause or necessitate a change to or in any Specifications; provided that PiSA may not increase the Purchase Price of the Product as a result of such modification or change without NxStage’s prior written approval. PiSA shall inform NxStage of any such modification at least [**] days prior to the implementation thereof. All changes in materials, processes, components or otherwise that are proposed by PiSA and which cause or necessitate a change to or in any Specifications are subject to NxStage’s prior written approval.
     3.3 Technical Assistance. At NxStage’s request, PiSA may from time to time furnish technical and design assistance, advice and information with respect to the Products, which assistance, advice and information is provided at the cost to be agreed by the parties in writing on a case by case basis. No agent, employee or other representative has the right to modify or expand PiSA’s warranty applicable to the Products or to make any representations other than those warranties and representations expressly provided in Section 6 of this Agreement.
     3.4 Labeling. All Product provided by PiSA will contain NxStage’s labeling for sale to end user customers and/or distributors of NxStage. The labeling will contain a statement that the Product is “Made in Mexico” and such other labeling as may be required by law. NxStage shall be responsible for all regulatory requirements relating to the labeling and sale of Products, and shall review and approve, and be solely responsible for all Products labels/labeling and instructions for use included with the Product.
     3.5 Trademarks. NxStage hereby grants to PiSA a non-exclusive, non-transferable, royalty-free license, without the right to sublicense, to use the NxStage Trademarks without alteration or modification solely with respect to PiSA’s labeling of the Products during the Term of this Agreement and not for any other purpose. PiSA acknowledges NxStage’s ownership of or other right to use the NxStage Trademarks. PiSA further acknowledges that neither this Agreement nor the use by PiSA of the NxStage Trademarks shall create any right, title or interest in or to the NxStage Trademarks by PiSA. This Agreement is not intended to convey and does not convey to PiSA the right to use any trademarks or service marks of NxStage other than the NxStage Trademarks for the use set forth herein. Upon reasonable prior notice, PiSA shall permit NxStage to perform audits and inspections at PiSA’s facilities to confirm PiSA’s compliance with the terms of this Section 3.5.
     3.6 Third-Party Patents.
     (a) As of the date hereof, PiSA has no actual knowledge of any issued Mexican third-party patents concerning the components or sub-assemblies used in the Products or the procedures used in manufacturing the Products that would be infringed by selling, marketing or manufacturing the Products in Mexico. If at any time during the Term of this Agreement, a third-party suit for U.S. patent infringement or misappropriation of trade secret relating to any of the components or sub-assemblies used in the Product is (i) threatened against NxStage (and NxStage reasonably determines that such threat is credible) or (ii) filed against NxStage, then (A) NxStage may cease purchasing the Product which is the subject of the third-party suit (and only such Product) without any liability hereunder immediately upon providing written notice to PiSA (it being understood that all Minimum Purchase Commitments with respect to such affected Product shall immediately thereafter cease), and (B) PiSA shall, at PiSA’s option, either (1) replace such allegedly infringing Products with non-infringing Products as long as such non-infringing Products have the same functionality as the allegedly infringing Products and conform to the Specifications, or (2) if replacement is not practicable, buy back from NxStage unused inventories of such Products at the Purchase Price paid by NxStage for such Products.
     (b) As of the date hereof, NxStage has no actual knowledge of any issued U.S. third-party patents concerning the dialysate formulations used in the Products that would be infringed by selling or marketing the Products in the Territory. If at any time during the Term of this Agreement, a third-party suit for U.S. patent infringement or misappropriation of trade secret concerning the dialysate formulations used in a Product is (i) threatened against PiSA (and PiSA reasonably determines that such threat is credible) or (ii) filed against PiSA, then PiSA may cease supplying the Product which is the subject of the third-party suit (and only such Product) without any liability hereunder immediately upon providing written notice to NxStage and NxStage shall pay to PiSA an amount equivalent to PiSA’s direct product cost (assumed for purposes of this Agreement to be [**]% of the Purchase Prices outlined in Appendix A) for all existing Product in stock, provided the total existing quantity does not exceed the quantity on order through accepted Purchase Orders.
     3.7 Manufacturing Facilities. Without limiting PiSA’s obligations under the Technical Agreement, PiSA shall be responsible for obtaining and maintaining manufacturing facilities in Guadalajara, Mexico or at other PiSA manufacturing facilities subject to NxStage’s prior written consent, which shall not be unreasonably withheld, and other equipment, supplies and staff necessary to perform its obligations hereunder in accordance with this Agreement and the Technical Agreement. PiSA will manufacture the Product at such facilities and shall not change the location of such manufacture without NxStage’s prior written consent, not to be unreasonably withheld (it being understood that, without limiting the foregoing, NxStage shall have no obligation to consent to a request to change the location of manufacture which would increase NxStage’s Product shipping costs). PiSA undertakes that the facility where PiSA will manufacture the Product, and all the procedures used in manufacturing and processing, shall enable PiSA to maintain manufacturing of Product according to the Specifications. PiSA acknowledges that the manufacturing facilities for the Product must be registered with the FDA under the requirements of the current GMP and shall comply with the requirements of FDA 21 CFR Part 820 Quality System Regulation.
4. Pricing and Payment; Record-Keeping; Audit Rights.
     4.1 Pricing. Except as provided in Section 3.1, the purchase price (“Purchase Price”) of the Products shall be as set forth in Appendix A hereto.
(a)	The parties agree that pricing for the Products during each Contract Year of the Agreement shall be subject to review and modification at least [**] days prior to the end of each Contract Year and only in cases of substantial increases (an increase of more than [**]% in [**] during the Term, or over the period commencing at the start of the Term through the end of the then-applicable Contract Year and/or in the accumulative years since the last price increase) in any direct material cost that adversely impacts PiSA’s direct cost of manufacture, provided that PiSA can provide detailed justification of the basis for such pricing increase (including the reason for such pricing increase and an accounting of its impact on total direct manufacturing cost, independent of exchange rate fluctuation). Consistent with provisions of section 4.1 (c) below, it is recognized that both Parties are jointly focused on continuous improvement and best in class performance.

(b)	In the event PiSA increases the Product Purchase Price more than a [**] % in any calendar year during the Term, or over the period commencing at the start of the Term through the end of the then-applicable Contract Year and/or in the accumulative years ), NxStage shall have the right to obtain third party price quotations related to the manufacture and supply of Products. If any such quotation from a third party is less than [**]% of the increased Purchase Price from PiSA, and can be substantiated in writing by NxStage, PiSA shall have the right to match such pricing or choose to leave its Purchase Price increase unchanged. PiSA shall make such determination within [**] days of notice from NxStage of the third party quotation. If PiSA decides to match the third party pricing, it shall inform NxStage in writing within such [**] day notice period and the new Purchase Price shall become effective with the next subsequent Purchase Orders placed by NxStage. If PiSA decides to maintain its Purchase Price increase, NxStage shall be free to purchase Products from the third party and may rescind its Minimum Purchase Commitment (Section 2.3) to PiSA in writing with [**] days advance notice. From the understanding that when not all the Products were subject to a Price increase, the Minimum Purchase Commitment shall remain in force for the remaining Products.

(c)	From time to time, the parties shall work together on agreed upon joint projects to identify and implement cost saving measures related but not limited to logistics, cost, lead-time, quality and other areas. Any savings that are realized through these joint efforts shall be shared fairly between the parties based upon each party’s contribution to the project irrespective of whether the implementation occurs at PiSA or NxStage’s facilities. Progress on these projects will be reviewed during regularly scheduled business reviews which will provide objective evidence of supplier management and customer satisfaction per the ISO standard.

(d)	Additionally, at least [**] days prior to the end of the Initial Term of the Agreement, the parties shall meet in person or by phone to negotiate possible Purchase Prices for any Renewal Term. If PiSA and NxStage do not reach an agreement on Purchase Prices following good faith negotiations, this Agreement may be automatically extended at NxStage’s option, for an additional twelve (12) months (the “Extended Period”), during which the last Purchase Prices agreed to by the parties and then existing will remain in effect.
     4.2 Taxes. PiSA shall bear all taxes based upon or measured by its net income. Any other tax, however denominated and howsoever measured, imposed upon the Products or upon their storage, inventory, sale, transportation, delivery, use or consumption shall be the responsibility of NxStage. NxStage shall provide PiSA with all appropriate tax exemption certificates acceptable to the taxing authorities imposing such taxes, if NxStage desires not to make such payments.
     4.3 Payment Terms. PiSA shall invoice NxStage concurrently with any shipment of Products and NxStage shall make full payment to PiSA, no later than [**] days from the Receipt Date for all shipments where the freight is exworks Guadalajara. PiSA shall invoice NxStage concurrently with delivery of Products and NxStage shall make full payment to

PiSA, no later than [**] days from the Delivery Date for all shipments where the freight is DAF Nuevo Laredo. Payment shall be in U.S. Dollars by bank transfer directly to the bank account designated by PiSA. Any amounts not paid within a [**] day period shall accrue interest at the rate of [**] percent ([**]%) per month.
     4.4 Dispute of Invoices. If NxStage disputes all or any part of an invoice, NxStage shall provide PiSA a notice of the dispute within [**] calendar days of its receipt of such invoice, and shall pay any undisputed portion of the invoice within [**] days of the Shipping Date. NxStage and PiSA agree to use all commercially reasonable efforts to resolve any disputes concerning the payment of invoices under this Section within [**] calendar days after NxStage has provided such notice of dispute. If the parties are unable to resolve or to compromise such dispute within such [**] calendar day period, each of NxStage and PiSA agrees to submit the dispute to be settled per Section 15.9 of this Agreement, “Governing Law and Dispute Resolution”.
5. Delivery.
     5.1 Shipments. All shipments of Products shall be made ex-works and/or DAF,(Inconterms 2000) as requested by NxStage, according to the following:
Ex-works.- Shall be made at PiSA’s manufacturing facilities, Guadalajara, Mexico. Title to and risk of loss for the Product shall pass from PiSA to NxStage upon delivery of the Products to the carrier at such site. PiSA will arrange for shipments of Products in accordance with the applicable Purchase Order for such Products. NxStage shall be responsible for the cost of all freight, shipping and handling, and insurance in connection with all deliveries from such site.
DAF.- Shall be made at Nuevo Laredo Tamaulipas, Mexico, title to and risk of loss for the Product shall pass from PiSA to NxStage upon delivery of the Products to the carrier at such site. PiSA will arrange for shipments of Products in accordance with the applicable Purchase Order for such Products. NxStage shall be responsible for the cost of all freight, shipping and handling, and insurance in connection with all deliveries from such site. Invoicing for DAF shipments shall delineate freight charges as a separate and distinct line item from product cost.
     5.2 Inspections. NxStage shall have the right, but not the obligation, to inspect all Products for conformance with the Purchase Order and compliance with the Specifications. PiSA agrees to issue a credit note on NxStage’s account for the amount paid for the Products that is disputed or rejected after any such inspection. NxStage shall perform such inspections within [**] days after receipt of a shipment of Products at NxStage’s headquarters or another location designated by NxStage, and shall promptly notify PiSA in writing of the non-conformance of any Products or if any Product or shipment of Products is disputed or rejected and failure to do so shall be considered as NxStage Product acceptance. In the event NxStage rejects any Product or shipment of Products because of any non-compliance with the Specifications, PiSA agrees to replace such Product or shipment (the “Replaced Products”) at PiSA’s sole cost and expense (including freight charges) and subsequently invoice NxStage for the Purchase Price of the Replaced Product or, at PiSA’s option, reimburse NxStage the Purchase Price paid for such rejected Products, plus the cost of freight paid by NxStage. In either case, PiSA shall be responsible for all costs associated with the disposition of nonconforming Product. The acceptance by NxStage of the Products hereunder shall not be deemed a waiver by NxStage of the warranties set forth in Section 6 hereof.
In the event NxStage disputes any shipment of Products because of any non-conformity which results from delivery of less Product than invoiced, PiSA shall supply to NxStage, as promptly as possible but no later than [**] days following NxStage’s notice of such non-conformity, such additional Product as is necessary to meet the amount invoiced. In the event NxStage disputes any shipment of Products because of any non-conformity which results from delivery of more Product than ordered after taking into account that delivered quantity for the Products may differ by +/- [**] % of the ordered quantity, NxStage may accept any Product in excess of the quantity ordered as against future orders of the Product.
6. Warranties.
     6.1 PiSA Warranties. PiSA represents and warrants to NxStage that, at the time of delivery, the Product delivered by PiSA to NxStage under this Agreement is free from defects in material and workmanship, and conforms to the applicable Specifications for such Product. Pisa’s liability excludes NxStage’s selected Product (listed in Appendix A) formulation and labelling, as well as distribution, sale, marketing, handling and use of the Products after they are delivered to NxStage. All warranties for Product shall continue for the Product’s labeled shelf life.
     6.2 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.
7. Regulatory Matters.
     7.1 Complaints. Subject to Section 11.1 of the Technical Agreement, NxStage shall be responsible for interfacing with its customers regarding all Product complaints and inquiries and promptly passing all such information on to PiSA, and NxStage shall be responsible for handling all complaints, inquiries and any federal or state adverse device experience reporting requirements related to the Products, including any related investigation and Product testing. PiSA shall provide technical support for investigating any complaints. If PiSA receives any information regarding adverse reactions or defects of the Products, PiSA shall inform NxStage thereof. Each party shall reasonably cooperate with the other in sharing any information that may constitute an adverse experience or complaint related to the Products and shall designate a representative responsible for the exchange of such information.
     7.2 Recalls. The parties’ rights and obligations concerning any recall of any Product shall be governed by the terms of Section 11.2 of the Technical Agreement. PiSA and NxStage shall reasonably cooperate with each other in the event of any recall of any Product.
     7.3 Inspections. In accordance with applicable laws and regulations governing regulatory inspections, and without waiving any rights and protections afforded under such laws and regulations, PiSA shall permit authorized representatives of relevant regulatory authorities, including FDA, to audit and inspect PiSA’s Product manufacturing facilities, and shall permit authorized representatives of NxStage to participate in such audit and inspection to the extent related to the Product. Either party hereto shall promptly notify the other of any governmental regulatory inspections of which it becomes aware in relation to the Product. PiSA shall have primary responsibility for preparing any responses that relate to its premises or any of its obligations under this Agreement, which may be required by the authorities, and NxStage shall, upon request, assist PiSA in preparing such responses. PiSA shall advise NxStage of the findings of any such audits or inspections and PiSA shall correct all deficiencies identified in the course of such audit or inspection relating to the manufacture of the Product. PiSA shall provide NxStage with copies of all material correspondence to and from relevant regulatory authorities concerning the Product.
     7.4 Records. PiSA shall be responsible for the archiving and retention of all relevant documentation fully in compliance with GMP.
8. Compliance with Laws. PiSA represents, warrants and covenants to NxStage that it shall, at all times, comply with all applicable laws, rules and regulations and standards applicable to manufacturing of the Products as well as GMP. NxStage shall cooperate with PiSA and, upon request, and at PiSA’s expense, shall use reasonable efforts to assist PiSA in meeting all requirements of the applicable regulatory agencies. NxStage represents, warrants and covenants to PiSA that it shall, at all times, comply with all applicable laws, rules and regulations and standards applicable to the marketing, distribution and sale of the Products, including, without limitation the U.S. Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated there under.
9. Insurance. Each party represents and warrants to the other that it will be insured and covenants that at all times during the Term of this Agreement it will maintain a comprehensive general liability insurance policy, including without limitation, product liability insurance, which (a) is sufficient to adequately protect against the risks associated with the manufacture and supply of Products under this Agreement, and (b) shall not be terminated or canceled without giving the other party thirty (30) days’ prior written notice. From time to time upon the request of a party, the other party shall provide to such requesting party a certificate of insurance evidencing that such insurance coverage is in full force and effect. This Section 9 shall survive termination for a period equivalent to the labeled shelf-life of the Product last shipped to NxStage during the Term of this Agreement.
During the Term of this Agreement PiSA shall provide and/or maintain a Product Liability Insurance policy in the coverage amount of $10.0 million USD with regards to Products to be supplied under this Agreement. PiSA shall provide to NxStage a Certificate of Insurance for the Product Liability policy. The Product Liability Insurance policy shall name NxStage as an Additional Insured.
During the Term of this Agreement NxStage shall provide and/or maintain a Product Liability Insurance policy in the coverage amount of $10.0 million USD with regards to Products to be supplied under this Agreement. NxStage shall provide to PiSA a Certificate of Insurance for the Product Liability policy. The Product Liability Insurance policy shall name PiSA as an Additional Insured.

10. Indemnification.
     10.1 PiSA Indemnification Obligation. PiSA hereby indemnifies and agrees to defend and hold NxStage, its affiliates, and each of their officers, directors, agents and employees and their successors and assigns (individually and collectively, “NxStage Parties”) harmless from and against any and all damages, liabilities, penalties, losses or expenses including, without limitation, reasonable legal fees (collectively, “Losses”), arising out of or relating to any claims, actions, demands or proceedings asserted by a third party (collectively, “Claims”) to the extent any such Claim (a) results from or arises out of PiSA’s breach of any warranty, representation or agreement of PiSA in this Agreement, or (b) results from or arises out of PiSA’s willful misconduct or gross negligence.
     10.2 NxStage Indemnification Obligation. NxStage hereby indemnifies and agrees to defend and hold PiSA, its affiliates and each of their officers, directors, agents and employees and their successors and assigns (individually and collectively, “PiSA Parties”) harmless from and against any and all Losses arising out of or relating to any third party Claim to the extent such Claim results from or arises out of NxStage’s breach of any warranty, representation or agreement of NxStage in this Agreement or NxStage’s willful misconduct or gross negligence.
     10.3 Notice. Upon receiving notice of any third party Claim under this Section 10, the indemnified party shall notify the indemnifying party in writing within five (5) business days following receipt of the notice; provided, however, that the right of an indemnified party to be indemnified hereunder in respect of claims made by a third party shall not be adversely affected by a failure to give such notice, unless, and then only to the extent that, an indemnified party is materially prejudiced thereby.
     10.4 Procedure. The indemnifying party shall undertake and control the defense thereof by reputable counsel chosen by it, subject to the approval of the indemnified party, which consent shall not be unreasonably withheld or delayed. The indemnified party shall be entitled to join any defense of a claim at its sole cost and expense. If any claim is asserted and the indemnifying party fails to contest and defend such claim within a reasonable period of time after the indemnified party’s notice is given, then the indemnified party may take such reasonable action in connection therewith as the indemnified party deems necessary or desirable, including controlling the defense of such claim, subject to the provisions of subsection 10.5 below, and retaining counsel of its own choosing with the reasonable costs and expenses of such defense being borne by the indemnifying party. The reimbursement for all reasonable costs and expenses incurred by an indemnified party pursuant to this subsection 10.4 shall be paid as and when incurred within [**] days after receipt of an invoice therefore.
     10.5 Settlement. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel. The indemnified party shall not settle or compromise such claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. At the request of the indemnifying party, the indemnified party shall settle a claim; provided, however, that (a) such settlement involves only the payment of monetary damages and no injunctive relief binding on the indemnified party, and such monetary damages are paid by the indemnifying party, (b) the indemnified party does not admit any liability, and (c) the indemnified party is released from all further liability with respect to such claim.

     10.6 Survival of Obligations. The obligations of this Section 10 shall survive any termination or expiration of this Agreement and shall not terminate until after the expiration of all applicable statutes of limitation that could apply to any actions, claims, proceedings or demands that could be asserted by a third party.
11. Term; Termination; Default & Remedies.
     11.1 Term. This Agreement shall remain during the Initial Term, unless sooner terminated in accordance with the provisions of this Agreement, including, Section 3.1 or Section 4.1 (b) and/or 4.1 (d), this Section 11, or Section 14, or extended pursuant to Section 4.1(d).
     Subsequent to the Initial Term, this Agreement shall be automatically extended for one (1) year periods, ( “Renewal Term”); provided that either party shall have the right to terminate the Renewal Term with six (6) months prior written notice of its intent to terminate this Agreement or unless sooner terminated in accordance with the provisions of Section 4.1(d), this Section 11, or Section 14.
     11.2 If NxStage terminates the agreement for reasons other than those specified within Section 4.1 (b) and/or 4.1 (d), this Section 11, or Section 14, NxStage shall pay to PISA an amount equal to [**] percent [**]% of the unit shortfall according to the Minimum Purchase Commitment multiplied by the Purchase Product price in force at the date of termination for that Contract Year, and such payment shall be PISA’s sole remedy and NxStage’s sole liability for such termination.
     If PISA terminates the agreement for reasons other than those specified within Section 4.1 (b) and/or 4.1 (d), this Section 11, or Section 14, PISA shall pay to NxStage an amount equal to the difference between the Purchase Price NxStage can obtain from a third party supplier and the Purchase Price hereunder, multiplied by the Minimum Purchase Commitment remaining to be fulfilled had the contract not been terminated by PISA.
     11.3 Termination for Technology Change. If after the first Contract Year, NxStage is able to demonstrate an alternative source or technology for production exclusively of a premixed lactate product that is substantially functionally equivalent to the Product hereunder with respect to both safety and efficacy, then NxStage shall so notify PiSA and PiSA shall be given [**] days to match the overall cost to NxStage of such alternative source or technology. If PiSA elects not to so match the overall cost of such alternative source or technology, at the end of such [**] day period, NxStage shall have the option to terminate this Agreement solely for that specific Product upon ninety (90) days written notice to PiSA.
     11.4 Termination for Bankruptcy. Either party may terminate this Agreement, effective upon delivery of a termination notice, if the other party (a) files a petition in bankruptcy or insolvency or for reorganization or for an arrangement or at the appointment of a receiver or trustee of the party of its assets, (b) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after filing thereof, (c) is a party to any dissolution or liquidation, (d) makes an assignment for the benefit of creditors, or (e) discontinues its operations for any reason whatsoever.

     11.4 Termination for Breach. In addition to all other rights granted to the parties hereunder, either party may terminate this Agreement effective sixty (60) days after giving notice of intent to terminate, if the other party fails or neglects to perform any material covenant or provision of this Agreement, and such default is not materially cured within [**] days after receiving written notice with respect to such default.
     11.5 Effects of Termination.
     (a) Termination of this Agreement shall not relieve either party from its duty to discharge all obligations accruing prior to such termination, including each party’s obligations pursuant to any accepted Purchase Order outstanding on the date of such termination.
     (b) Upon termination of this Agreement for any reason whatsoever, (i) NxStage shall return to PiSA all PiSA confidential information and documents relating to or containing PiSA confidential information, together with all copies made thereof and extracts made there from, and (ii) PiSA shall return to NxStage all NxStage confidential information and documents relating to or containing NxStage confidential information, together with all copies made thereof and extracts made there from; provided that the parties shall be entitled to retain one copy of the Confidential Information in their legal department files for the purpose of insuring compliance with their obligations under Sections 7, 8 and 15.1 and complying with any applicable governmental rules and regulations. PiSA shall also make available upon request by NxStage, batch records or other quality records for the Product for a period of [**] years after termination.
12. Limitation of Liability. EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY ITS AGENTS, EMPLOYEES, SUBCONTRACTORS OR CUSTOMERS FOR ANY SPECIAL, PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES FROM ANY CAUSE WHATSOEVER, REGARDLESS IF ANY REMEDY HEREIN FAILS, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, LOSS OF ENTERPRISE VALUATION OR OPPORTUNITY AND COST OF SUBSTITUTE PRODUCTS OR SERVICES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.
13. Intellectual Property. Except as expressly provided herein, neither party shall be deemed to have granted to the other party any right to any patents or other intellectual property owned, licensed or controlled by a party. All intellectual property rights which may arise in any documents, drawings, items, designs, processes, software or any other thing developed jointly by PiSA or any of its employees or agents and NxStage or any of its employees or agents in performance of this Agreement shall belong exclusively to NxStage. All intellectual property which may arise in any documents, drawings, items, designs, processes, software or any other thing developed solely by PiSA or any of its employees or agents or NxStage or any of its employees or agents shall be the sole and exclusive property of PiSA or NxStage, respectively.
14. Force Majeure. If PiSA becomes unable to perform any of its obligations hereunder, in whole or in part, by reason of an event of Force Majeure (as defined below), such failure of performance shall be excused during the continuance of and to the extent of such Force

Majeure event; provided that if as a consequence of any such Force Majeure the total demands for the Products cannot be supplied by PiSA, PiSA will allocate its available supply to its customers on a fair and equitable basis taking into account the relative levels of Product purchases over the prior year, without liability for any failure to perform this Agreement; PiSA will promptly notify NxStage of any occurrence of an event of Force Majeure and of the termination thereof. NxStage may terminate this Agreement in the event the Force Majeure event continues for more than two (2) months. “Force Majeure” shall mean any cause beyond NxStage’s, PiSA’s or its supplier’s or subcontractor’s reasonable control, such as acts of God, delays caused by shortage of raw materials, manufacturing problems, delivery or labor problems, shortages in energy supply or interruption in transportation, acts of government, regulatory agencies or judicial bodies, civil or military authorities, fires, strikes, floods, wars, riots and other causes of a similar nature.
15. Miscellaneous Terms and Conditions.
     15.1 Confidentiality. Each party agrees to hold in confidence and refrain from using, distributing, disseminating or disclosing to others any confidential information of the other party, including without limitation business and Product information and the terms of this Agreement, that is disclosed between the parties during the Term of this Agreement or pursuant hereto, or from making or causing to be made, or selling or distributing, any product embodying confidential information, other than pursuant to this Agreement. The restrictions set forth in the preceding sentence shall not apply to confidential information that a receiving party proves: (a) was, at the time of disclosure hereunder, in the public domain or becomes at a later date reasonably available to the public through no fault of the recipient; (b) was in the possession of recipient prior to disclosure hereunder, as evidenced by recipient’s written or other tangible evidence; (c) was disclosed to recipient by a third party that has an independent right to disclose the information; (d) was independently developed by recipient without reference to or use of the disclosing party’s confidential information as evidenced by competent proof; or (e) was required to be disclosed by judicial order, statute or governmental regulation, provided that the disclosing party is given, where feasible, reasonable prior written notice of any such required disclosure and the opportunity to seek to limit such disclosure or otherwise to preserve its confidential nature. This Section 15 shall survive termination of this Agreement and any extension thereof, for a period of [**] years.
     15.2 Independent Contractors. The parties hereto shall be deemed to have the status of independent contractors, and shall have the relationship of buyer and seller. Nothing in this Agreement shall be deemed to place the parties in the relationship of partners, principal-agent or joint venturers, etc. Neither party shall be deemed to be an agent or representative of the other party, and neither party shall have any right or authority to create or assume any obligation or to bind the other party in any manner whatsoever.
     15.3 Additional Business – Purchase of Dialysate Concentrate and/or Distribution of System One™. In the event that NxStage determines during the Term of this Agreement that it wishes to enter into purchase arrangements for dialysate concentrate either in bulk form or in single use containers, and/or to distribute the System One™ product in Mexico, Central and South America, PiSA shall have, respectively, the right of first proposal to supply such products (Dialysate Concentrate )and/or the right of first proposal with respect to such distribution (System One™). For such purposes, PiSA shall submit a proposal for the product, and/or for such distribution rights within [**] days of NxStage’s request for a proposal and/or notice of its decision to distribute the System One™ product in such territories. NxStage’s decision as to awarding the business to PiSA shall consider in good faith the comprehensive economics of the PiSA proposal including but not limited to transportation costs, lead-times, product quality, and other factors. NxStage shall have no obligation to accept such proposals.
     15.4 Assignment. Neither party shall assign this Agreement or their rights hereunder without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided that no such consent is required in the event of an assignment by either party to an affiliate of NxStage or in connection with the merger or sale of all or substantially all of the assets, stock or business to which this Agreement relates. This Agreement shall inure to the benefit of, and be binding upon, the permitted assigns of the parties hereto, and their respective successors, including any purchaser of their respective businesses through merger, sale of stock, assets, business line, or otherwise. Without limiting the foregoing, PiSA agrees that NxStage may terminate the Agreement following a Change of Control of PiSA upon sixty (60) days notice.
     15.5 Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be in writing and shall be deemed given only if delivered personally, sent by fax, by registered or certified mail, return receipt requested, or by overnight delivery service to the applicable address set forth above or such other address as a party may have specified in a notice duly given to the other party as provided herein.
     15.6 Entire Agreement; Amendment; Waiver; Etc. This Agreement, including the Appendixes attached hereto (and any future addenda referencing this Agreement), and the Technical Agreement contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior proposals and agreements between the parties, whether oral or written, and there are no other promises or representations relating to the subject matter hereof. No addition to, amendment of, or waiver or modification of, any provision of this Agreement shall be binding unless in writing and signed by a duly authorized representative of each party. Without limiting the generality of the foregoing, no modification or amendment shall be effected by, or result from, the receipt, acceptance, signing or acknowledgment of any party’s Purchase Orders, order acknowledgments, invoices, shipping documents or other business forms containing terms or conditions in addition to, or different from, the terms and conditions set forth in this Agreement. Such documentation is permitted only as a convenience to the parties, and all such Purchase Orders and other documentation shall be governed and superseded by the terms and conditions of this Agreement. Any failure by either party to enforce any of their respective rights herein shall not be deemed a waiver of such rights, and it may, from time to time, and at its option, enforce any of its rights hereunder, notwithstanding any course of dealing or performance. Notwithstanding the termination of this Agreement, the provisions of Sections 3.6, 4.3, 6, 7, 8, 9, 10, 11.4, 12, 13 and 15 of this Agreement shall survive the termination of this Agreement in accordance with their terms.
     15.7 Technical Agreement. The detailed instructions in the Technical Agreement attached as Appendix B shall control the manner in which the parties shall perform its obligations related to the manufacture of Product. To the extent that any provision of the Technical Agreement is in conflict with the terms of this Agreement, the terms of the Technical Agreement shall control.

     15.8 Binding Obligation. Each party represents and warrants that (a) it has the right to enter into this Agreement and to perform all of its obligations hereunder, and (b) this Agreement, when executed and delivered, will be a legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.
     15.9 Severability. The provisions of this Agreement shall be severable from each other and from the rest of this Agreement, and in the event that any portion of this Agreement shall be held invalid, void, unenforceable, or ineffective by a court of competent jurisdiction, the remaining portions thereof shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith, and shall be deemed to be modified to conform with such statute or rule of law and as far as possible economically corresponds with the invalid provision.
     15.10 Governing Law and Dispute Resolution.
     (a) This Agreement (and any dispute, controversy, proceeding, or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, U.S.A.
     (b) In the event of any dispute, claim or controversy (a “Dispute”) arising out of or relating to this Agreement or the purchase of Products hereunder, the parties agree to make a good faith attempt to negotiate an amicable resolution to any and all such Disputes. If such amicable resolution cannot be reached, any unresolved dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber (ICC) as in force upon the execution of this Agreement, by one arbitrator appointed in accordance with such Rules. The place of venue for the arbitration shall be in the defendant’s domicile. The fees and expenses of the arbitrator, as between PiSA and NxStage, shall be borne by them in such proportions as shall be determined by the arbitrator, or if there is no such determination, then such fees and expenses shall be borne by the non-prevailing party.
     15.11 Heading. The Headings in this Agreement are included for ease of reference only and shall have no legal effect.
     15.12 Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be one and the same Agreement.
[Remainder of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

LABORATORIOS PiSA, S.A. de C.V.		NXSTAGE MEDICAL, INC.

By:	/s/ Ricardo Alfonso Villarreal Rosales	By:	/s/ Jeffrey H. Burbank

Name: Ricardo Alfonso Villarreal Rosales		Name: Jeffrey H. Burbank
Title: New Business Director		Title: President and CEO

APPENDIX A (page 1 of 4)
List of Products and Product Codes

Product name	NxStage product code

Premixed Dialysate, 5 liters, 40 Lactate	RFP-204
Premixed Dialysate, 5 liters, 35 lactate, 3K	RFP-205
Premixed Dialysate, 5 liters, 45 Lactate	RFP-207
Bicarb Premixed Dialysate, 5 liters, 35 Bicarb, 2K	RFP-400
Bicarb Premixed Dialysate, 5 liters, 35 Bicarb, 4K	RFP-401
Bicarb Premixed Dialysate, 5 liters, 35 Bicarb, 0K	RFP-402
Bicarb Premixed Dialysate, 5 liters, 25 Bicarb, 2K	RFP-453
Bicarb Premixed Dialysate, 5 liters, 25 Bicarb, 4K	RFP-454
20:1 Concentrate, 45 Lactate, 1K	NX1340
20:1 Concentrate, 40 Lactate, 1K	NX1345
20:1 Concentrate, 45 Lactate, 2K	NX2345
32:1 Concentrate, 45 Lactate, 1K	NX5145
32:1 Concentrate, 40 Lactate, 1K	NX5140
32:1 Concentrate, 45 Lactate, 2K	NX5240

APPENDIX A (page 2 of 4)
MINIMUM PURCHASE COMMITMENTS* FOR LACTATE-BASED
PREMIXED DIALYSATE PRODUCTS

Annual Minimum Purchase
Contract Year	Commitment (unit of measure = 5L bags)*

January 1, 2009 – December 31, 2009	[**]
January 1, 20 10 – December 31, 2010	[**]
January 1, 2011 – December 31, 2011	[**]
Pricing for 5 liter lactate-based pre-mixed Dialysate Products
See Technical Agreement for Product Specifications

Monthly Purchase	Unit Price† per bag of Dialysate	Unit Price† per bag of
Quantity	exworks Guadalajara packaged	Dialysate DAF NEUVO LAREDO
(in 5L bags)	in Bliss Box **	packaged in Bliss Box **

Any quantity	$[**]	$[**] USD

*	The Minimum Purchase Commitment is made by NxStage in exchange for the volume pricing as also specified in this Appendix A.

**	NxStage’s total Product orders for all lactate-based premixed formulations shall be considered in the aggregate when determining whether the Minimum Purchase Commitment has been met.

†	The marked price shall govern pricing for the Products under this Agreement, so long as NxStage meets the Minimum Purchase Commitment or pays for any Unit Shortfall consistent with the terms of Section 2.3.

APPENDIX A (page 3 of 4)
MINIMUM PURCHASE COMMITMENTS * FOR BICARBONATE-
BASED PREMIXED DIALYSATE PRODUCTS

Annual Minimum Purchase
Contract Year	Commitment (unit of measure = 5L bags)*

January 1, 2009 – December 31, 2009	[**]
January 1, 20 10 – December 31, 2010	[**]
January 1, 2011 – December 31, 2011	[**]
Pricing for 5 liter Bicarbonate-Based pre-mixed Dialysate Products
See Technical Agreement for Product Specifications

Monthly Purchase	Unit Price† per bag of Dialysate	Unit Price† per bag of
Quantity	exworks Guadalajara packaged	Dialysate DAF NEUVO LAREDO
(in 5L bags)	in Bliss Box **	packaged in Bliss Box **

Any quantity	$[**]	$[**] USD

*	The Minimum Purchase Commitment is made by NxStage in exchange for the volume pricing as also specified in this Appendix A.

**	NxStage’s total Product orders for all bicarbonate-based premixed formulations shall be considered in the aggregate when determining whether the Minimum Purchase Commitment has been met.

†	The marked price shall govern pricing for the Products under this Agreement, so long as NxStage meets the Minimum Purchase Commitment or pays for any Unit Shortfall consistent with the terms of Section 2.3.

APPENDIX A (page 4 of 4)
MINIMUM PURCHASE COMMITMENTS* FOR CONCENTRATE †

	Annual Minimum Purchase	Annual Minimum Purchase
	Requirement of 20:1 (in	Commitment of 32:1 (in
Contract Year	liters)*	liters)*

January 1, 2009 – December 31, 2009	[**]	[**]
January 1, 2010 – December 31, 2010	[**]
January 1, 2011 – December 31, 2011	[**]
Pricing for Concentrate
See Technical Agreement for Product Specifications

	Unit Price† per liter of 20:1	Unit Price† per liter of 32:1
Monthly Purchase	Concentrate exworks	Concentrate exworks
Quantity	Guadalajara packaged in	Guadalajara packaged in
(in liters)	reusable totes**	reusable totes**

Any quantity	$ [**] USD	$[**] USD

*	The Minimum Purchase Commitment is made by NxStage in exchange for the volume pricing as also specified in this Appendix A.

**	NxStage’s total Product orders for all concentrate shall be considered in the aggregate when determining whether Minimum Purchase Commitment has been met.

†	The marked price shall govern pricing for the Products under this Agreement, so long as NxStage meets the Minimum Purchase Commitment or pays for any Unit Shortfall consistent with the terms of Section 2.3.

APPENDIX B
TECHNICAL AGREEMENT
THIS TECHNICAL AGREEMENT (the “Agreement”) is made on October 20, 2005
BETWEEN:
(1) NXSTAGE MEDICAL Inc., whose principal place of business is at 439 S. Un-ion Street, Lawrence, MA 01843, United States of America (NxStage) and
(2) LABORATORIOS PISA, S.A. de C.V., whose production facility is located at Calle 7 No. 1308 Zona Industrial C.P. 44940 Guadalajara, Jal., Mexico (“PISA”).
WHEREAS:
A. PISA holds current Mexican manufacturing licenses, which enables them to manufacture the medical devices listed in Appendix 1.
B. NxStage holds current regulatory authorization, which enables them to market and sell the medical devices listed in Appendix 1.
C. This Agreement is limited to sets forth manufacturing, quality control, and product release procedures to be followed for the purpose of ensuring compliance with medical device laws, rules, regulations and guidelines.
D. NxStage has performed an Audit to assess compliance of PISA ’s Quality System and for all elements included in the audit, has found PISA’s Quality System to conform with the requirements of 21 CFR 820 FDA current Good Manufacturing Practices.
D. This Agreement does not constitute an obligation to supply the Products. Supplies of Products shall be made under the final Supply Agreement to be agreed between the parties.
OPERATIVE PROVISIONS:
1.	Definitions and Applicability
1.1	This Agreement applies to supply arrangements pursuant to which PISA manufactures medical devices in the capacity of contract manufacturer for NxStage in the capacity of final manufacturer and marketer in accordance with the final Supply Agreement to be entered into between PISA and NxStage (“Supply Agreement”).
1.2	This Agreement shall form an appendix of the Supply Agreement to be concluded between NxStage and PISA and shall remain in force as long as the Supply Agreement.
1.3	The term “Products” and other terms and expressions defined in the Supply Agreement shall have the same meanings when used herein as therein.

2. Appendices
The following documents are appended to, and shall form an integral part of, this Agreement:

List of Products and Product Codes	Appendix 1
List of NxStage Product Specifications	Appendix 2
List of PISA Test Specifications	Appendix 3
Qualified Persons and Contact Numbers	Appendix 4
FDA Quality System Regulation (QSR) 21 CFR Part 820	Appendix 5
3.	General

3.1	PISA shall:
(a)	manufacture, test, package, and label the Products on behalf of NxStage at its premises in accordance with:
(i)	the product specifications provided by NxStage and detailed in Appendix 2 hereto;

(ii)	the test specifications provided by PISA and approved by NxStage and detailed in Appendix 3 hereto;
(b)	provide and maintain clean and safe storage of the Products until their dispatch from PISA.

(c)	maintain all applicable regulatory authorizations, including when obtained a current facility Registration with the US FDA with respect to the premises and facilities to be used in the manufacture and quality control of the Product.
3.2	In the manufacture of the Products, PISA shall utilize all know how available to it, taking into account the current state of the scientific and technological art, and shall comply with Specifications and all applicable legal requirements, rules, regulations and guidelines of FDA Quality System Regulation (QSR) 21 CFR Part 820 which are attached to this Agreement as Appendix 5.

3.3	PISA shall maintain the Device Master Record (DMR) for the Product. The DMR consists of specifications, formulation, production process specifications, equipment specifications, production methods, production procedures, production environment specifications, quality assurance procedures and specifications including acceptance criteria, packaging and labeling specifications including methods and processes used, and maintenance procedures as required by NxStage.

3.4	The party which provides documentation hereunder shall be responsible for the proper quality of such documentation and for compliance of the documentation with all applicable laws, rules, regulations and guidelines referred to in clause 3.2.

3.5	NxStage shall ensure that the manufacturing and test specifications conform to all requirements contained in the pursuant marketing authorization documentation.

3.6	NxStage shall ensure that this Agreement and the Appendices hereto conform to regulatory requirements in all countries where the Products are sold and that any change in such requirements are notified to PISA and reflected in appropriate amendments that must be previously agreed and signed by both parties to be effective.

3.7	NxStage shall provide PISA with the appropriate assistance for the procurement of PISA’s facility Registration with the US FDA and any other formalities to be carried out in the United States of America in order to enable PISA to be approved as the manufacturer of the Products.

3.8	PISA shall on a regular basis perform internal audits and inspections in accordance with the demands of FDA Quality System Regulation (QSR) 21 CFR Part 820 concerning medical devices and shall promptly remedy any deficiencies found during such audits and inspections.

3.9	Subject to the Confidentiality sections of the Supply Agreement to be entered between NxStage and PISA, NxStage may perform audits and inspections of PISA’s facilities, processes, and procedures as far as these are involved in the manufacturing and testing of the Products, by giving prior notice to PISA with at least 10 working days in advance.

3.10	PISA shall not sub-contract any aspects of the manufacture or quality control of the Product to a third party without first obtaining the written approval of NxSTAGE.

3.11	PISA shall not deviate from the manufacturing procedure identified in the Product Specifications without the prior written agreement of NxSTAGE.

4.	Qualified Person

4.1	Each party shall appoint a Qualified Person who shall be responsible for per-forming, or supervising and ensuring the performance of, as appropriate, such party’s duties and tasks under this Agreement.

4.2	Each party shall notify the other of the particulars of its Qualified Person (name, postal and e-mail address, telephone and fax numbers) and said contact information shall be included in Appendix 4.

5.	Raw Materials and Packaging Materials
PISA shall use raw materials, components, and packaging materials, and sup-pliers thereof, specified in the materials specifications for the Products. PISA shall perform quality control of all raw materials and components to ensure that they conform to the specifications and shall be responsible for the proper condition and quality of all materials.
6.	Batch Designation and Documentation

6.1	Standard batch size shall be 13,000 liters or 2,600 5 liters bags (Pre-Mix Dialysate).

6.2	PISA shall designate a unique batch number for each batch of Product manufactured. Such number shall be used on all documentation relating to the particular batch.

6.3	PISA shall prepare for each batch of Product a Batch Record which shall contain at least the following details:
(a)	name and description of product

(b)	batch number

(c)	date of manufacture (determined as of the date of first mixing constituent materials)

(d)	expiry date (determined on the basis of the shelf life as from date of manufacture) (to be indicated with six digits, e.g. 2005-04 = April, 2005)

(e)	size of batch and composition of product in the different stages of manufacture

(f)	results of in-process checks and controls

(g)	certification by persons responsible for each stage of manufacture that the manufacture is duly made in accordance with the manufacturing and test specifications,

(h)	special observations made during manufacture

(i)	lot or batch control numbers of raw materials and packaging materials used in the manufacture of the product batch

(j)	details of the type and number of batch samples.
6.4	The Batch Record may refer to other documentation regarding individual data.

6.5	In the event there occurs any significant deviation from specified or validated data or processes in the manufacture of the Products, such deviating data or process shall be fully explained and documented by PISA in an attachment, entitled ”Remarks”, to the Batch Record and be promptly forwarded to NxStage. Any deviation shall be justified and approved by PISA’s Qualified Person and consented by NxStage prior to batch release, which consent shall not be unreasonably withheld.

6.6	Upon request, PISA shall promptly furnish NxStage with copies of full batch documentation. PISA shall retain original documentation for regulatory inspection compliance and shall make the documentation available for inspection by the competent regulatory authorities and NxStage.

7.	Quality Control and Test Protocol

7.1	PISA shall perform in-process testing and finished product quality control in accordance with the manufacturing and test specifications. PISA will inform NxStage when in its opinion the test specifications and test methods used are no longer in accordance with the state of the scientific and technological art and no longer suitable for assessment of the quality of the Product.

7.2	PISA shall record the results of tests and quality control measures in the appropriate Batch Record.

8.	Release of Product

8.1	If (i) the tests and other quality control measures have shown that the batch of Product meets the required quality and are in compliance with the product specifications, (ii) the manufacturing Batch Records have been duly signed, and (iii) the Batch Record has been approved by PISA’s Qualified Person, PISA shall release the batch for delivery and shall furnish NxStage with a Certificate of Analysis (“C of A”), as signed by PISA’s Qualified Person. The format of the C of A will be agreed upon by NxStage Quality Assurance.
For handling of deviations from specified processes in the manufacture or testing of the Products refer to clause 6.5 of this Agreement
8.2.1	NxStage shall be responsible for release of the Product for commercial sale (final release).

8.2.2	Should there be a discrepancy between test results carried out by each party, and if both parties do not find a mutually agreeable solution, such discrepancies shall be finally resolved by testing performed by an independent third party mutually agreed upon by both parties. The costs of such testing shall be borne by the party against whom the discrepancy is resolved.

9.	Bag Print, Instructions for Use, Labeling

9.1.1	NxStage shall be responsible that bag prints, instructions for use and carton and bottle labels are in accordance with the marketing authorization and all other applicable regulations.

9.1.2	NxStage shall provide PISA with the artwork necessary to prepare the printing plates for the Product. Contact prints shall be approved by NxStage before PISA uses the plates for manufacture of the Product. Any change or modification in the artwork shall be previously agreed between the parties.

10.	Sample Retention
PISA shall retain at least two samples (single units) of each batch of Product until one year after the expiry of the Product.
11.	Complaints and Recalls

11.1	NxStage shall be responsible for initial handling of customer complaints relating to the Products and shall give prompt written notice to PISA of the same. PISA shall then take prompt action to make such internal investigations as are called for in the circumstances and report its findings to NxStage.

11.2	NxStage shall be responsible for initiating any recall action involving the Products and shall keep PISA appropriately informed of the same. PISA shall reimburse all Product recall costs attributable to PISA reasonably incurred by NxStage with prior consent of PISA, except where the Product recall is not caused by a failure of the Product to meet specifications, or misleading in-formation in bag prints, instructions for use and carton and bottle labels, and, wrong handling and storage by NxStage.

11.3	Emergency contact numbers are set out in Appendix 4.

12.	Changes and Amendments

12.1	PISA may not relocate the manufacture or testing of the Products from its premises without NxStage’s prior written consent.

12.2	PISA may not without NxStage’s prior writing consent make any change in processes, equipment or facilities which may adversely affect the quality of the Products. Without limiting the foregoing, PISA may not make any change to the Product specification without NxStage’s prior written consent.

12.3	Any amendment to this Agreement or to any Appendix hereto shall be made in writing and be agreed to and duly signed on behalf of both parties. Neither party may refuse to accept any amendment required to comply with laws, rules and regulations or requests by regulatory authorities.
IN WITNESS WHEREOF, this Agreement has been duly executed in duplicate as of the date first above written.
NXSTAGE MEDICAL Inc.

By: Name:	/s/ Philip R. Licari Philip R. Licari
Title:	Senior Vice President and Chief Operating Officer
LABORATORIOS PISA, S.A. de C.V.
By:
Name:
Title:

Appendix 1
to Technical Agreement between
NXSTAGE MEDICAL Inc. and
LABORATORIOS PISA, S.A. de C.V.
List of Products and Product Codes

Product name	NxStage product code	PISA product code
Premixed Dialysate, 5 liters, 40 Lactate	RFP-204	VERLO CON GABRIEL

Premixed Dialysate, 5 liters, 45 Lactate	RFP-207	VERLO CON GABRIEL

Concentrate, 1 liter bottle, 40 Lactate	VERLO CON NxSTAGE	VERLO CON GABRIEL

Concentrate, 1 liter bottle, 45 Lactate	VERLO CON NxSTAGE	VERLO CON GABRIEL

Appendix 2
to Technical Agreement between
NXSTAGE MEDICAL Inc. and
LABORATORIOS PISA, S.A. de C.V.
NxStage Product Specifications

NxStage
Document type	Title	Document #	Revision
Product Specification	Premixed Dialysate, 5 liters, 40 Lactate	RFP-204 & RFP-204 PiSA

Product Specification	Premixed Dialysate, 5 liters, 45 Lactate	RFP-207 & RFP-207 PiSA

Product Specification	Concentrate, 1 liter bottle, 40 Lactate	VERLO CON NxSTAGE

Product Specification	Concentrate, 1 liter bottle, 45 Lactate	VERLO CON NxSTAGE
See that all fabrication aspects are detailed, including packaging material testing, as well as the printed material specification, on the documents listed above.
A list of cosmetic or aesthetic defects must be included (stained labels, wear, etc, product with color dots, etc.. For sampling plan references, acceptable level (AQL's) to be met etc. start from the available data that we have on bags and plastic solutions.

Appendix 3
to Technical Agreement between
NXSTAGE MEDICAL Inc. and
LABORATORIOS PISA, S.A. de C.V.
PISA Test Specifications

Pisa
Document type	Title	Document #	Revision
Test Specification	Premixed Dialysate, 5 liters, 40 Lactate	VERLO CON GABRIEL

Test Specification	Premixed Dialysate, 5 liters, 45 Lactate	VERLO CON GABRIEL

Test Specification	Concentrate, 1 liter bottle, 40 Lactate	VERLO CON GABRIEL

Test Specification	Concentrate, 1 liter bottle, 45 Lactate	VERLO CON GABRIEL

Appendix 4
to Technical Agreement between
NXSTAGE MEDICAL Inc. and
LABORATORIOS PISA, S.A. de C.V.
Qualified Persons and Emergency Contact Numbers
NXSTAGE MEDICAL Inc.,
439 S. Union Street, Lawrence, MA 01843, USA
NXSTAGE MEDICAL Inc.,
439 S. Union Street, Lawrence, MA 01843, USA

Mr. Michael Webb	phone 978-687-4736
Vice President QA/RA	fax 978-687-4836
cellular phone 978-314-1896
e-mail mwebb@nxstage.com

Mr. William Weigel	phone 978-687-4760
Vice President Manufacturing Operations	fax 978-687-4800 cellular phone 207-752-1730
e-mail wweigel@nxstage.com
LABORATORIOS PISA, S.A. de C.V.
Av España, 1840, Colonia Moderna, C.P. 44190, Guadalajara, Jal., Mexico
LABORATORIOS PISA, S.A. de C.V.
Av España, 1840, Colonia Moderna, C.P. 44190, Guadalajara, Jal., Mexico

Mr. Mario del Toro Production Manager	phone fax
cellular phone
e-mail

Mr. Carlos Manzanedo	phone 33-3818-5606
QC Manager / Qualified Person	fax 33-3812-9221
cellular phone 33-3106-7034
e-mail cmanzanedo@pisa.com.mx
phone 33-3678-2690

Mr. Gabriel Corona	fax 33-3812-9221
cellular phone 33-3105-4446 e-mail gcoronab@pisa.com.mx

Appendix 5
to Technical Agreement between
NXSTAGE MEDICAL Inc. and
LABORATORIOS PISA, S.A. de C.V.
Copy of
“FDA Quality System Regulation (QSR) 21 CFR Part 820”

APPENDIX C
NXSTAGE TRADEMARKS
(1) NxStage ®
(2) Pureflow Solution™
(3) Pureflow B Solution™